Exhibit 3.11

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated ________________, 2017 (this “Agreement”), and is between APL Conversion Corp., a Virginia corporation (“ACC”), and Adial Pharmaceuticals, Inc., a Delaware corporation (“Adial”).

WHEREAS, the Board of Directors of ACC and Adial have approved and deem it in the best interest of their respective shareholders to consummate the business combination transaction provided for herein in which ACC will merge with and into Adial for the purpose of reincorporating in Delaware, with Adial being the surviving entity, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, such merger shall take place pursuant to a plan of merger in the form set forth in the Certificates of Merger attached hereto as Exhibit A, (the “Merger”);

WHEREAS, the Board of Directors and the shareholders of ACC and Adial have approved the Merger and the execution of the Certificates of Merger;

WHEREAS, the laws of the States of Virginia and Delaware permit the Merger and the parties hereto wish to merge under and pursuant to the provisions of such laws; and

WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1       The Merger. At the Effective Time, as defined in Section 1.2, the Merger shall be effected by merging ACC with and into Adial, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Virginia Stock Corporation Act (“the “VSCA”), whereupon: (i) the separate corporate existence of ACC shall cease and (ii) Adial shall continue as the surviving company.

1.2       Effective Time. On the Closing Date, as defined in Article IV, the parties shall file a Certificate of Merger with the Secretary of State of the States of Delaware and Virginia, make all other filings or recordings required by the DGCL and VSCA in connection with the Merger. The Merger shall become effective at the time as the Certificates of Merger are duly filed and accepted with the Secretary of States of Delaware and Virginia, or at such later time as the parties agree and specify in the Certificates of Merger (the time the Mergers become effective being the “Effective Time”).

1.3       Effects of the Mergers. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the DGCL and, as applicable, the VSCA. Without limiting the foregoing, and subject thereto, at the Effective Time: (i) all of the property, rights, powers, privileges and franchises of ACC shall be vested in Adial, and (ii) all of the debts, liabilities and duties of ACC shall become the debts, liabilities and duties of Adial.

1.4       Certificate of Incorporation and By-Laws. The certificate of incorporation and the by-laws of Adial as in effect immediately prior to the Effective Time shall remain the certificate of incorporation and by-laws of Adial until thereafter amended as provided therein or by applicable law

1.5       Officers and Directors. The officers and directors of Adial immediately prior to the Effective Time shall remain the officers and directors of Adial, and shall hold office in accordance with the certificate of incorporation and by-laws of Adial until the earlier of the applicable officer’s or director’s resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

1.6       Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of ACC or Adial: (i) each issued and outstanding share of Series 1 common stock, without par value, of ACC shall be converted into and become Six Hundred Twenty (620) shares of common stock $.001 par value, of Adial; (ii) each issued and outstanding share of Series 2 common stock, without par value, of ACC shall be converted into and become Six Hundred Twenty (620) shares of common stock $.001 par value, of Adial; (iii) each issued and outstanding share of Series 3 common stock, without par value, of ACC shall be converted into and become Six Hundred Twenty (620) shares of common stock $.001 par value, of Adial; (iv) each issued and outstanding share of Series 4 common stock, without par value, of ACC shall be converted into and become Six Hundred Twenty (620) shares of common stock $.001 par value, of Adial; (v) each issued and outstanding share of Series 1 preferred stock, without par value, of ACC shall be converted into and become Six Hundred Twenty (620) shares of common stock $.001 par value, of Adial; (vi) each issued and outstanding share of Series 2 preferred stock, without par value, of ACC shall be converted into and become Six Hundred Twenty (620) shares of common stock $.001 par value, of Adial; and (vii) the Outstanding Shares (defined in Section 3.6 below) shall be canceled, retired and cease to be outstanding or existing. For share calculations under (i)-(v) in this Section 1.6, the number of shares to be issued will be the number calculated and rounded to the nearest whole share.

1.7       Options and Warrants Effective as of the Effective Time, all outstanding options and warrants that have been issued by ACC will be assumed by Adial, and the holders thereof shall be entitled to exercise such options and warrants until their stated expiration date for an equivalent amount of securities at proportionately adjusted exercise price to give effect to the Merger, as determined by the board of directors of Adial in good faith.

1.8       No Further Ownership Rights in Shares. From and after the Effective Time, the holders of certificates evidencing ownership of ACC shares of common stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such ACC shares, and as such will automatically be cancelled.

1.9       Board and Shareholders. (i) ACC’s Board of Directors shall approve this Agreement and the Merger and obtain shareholder approval and (ii) Adial’s Board of Directors shall approve this Agreement and the Merger and obtain shareholder approval.

ARTICLE II
ACC Representations

ACC represents to Adial as of the date of this Agreement and as of the Closing Date as follows:

2.1       Organization and Good Standing. ACC is an entity duly organized, validly existing, and in good standing under the laws of the State of Virginia, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. ACC is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on: (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of ACC.

2.2       Authority. ACC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by ACC of its obligations hereunder have been duly authorized by the shareholders and the board of directors of ACC and no other proceedings on the part of ACC is necessary with respect thereto.

2.3       Enforceability. This Agreement constitutes the valid and binding obligation of ACC, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

2.4       Consents. ACC is not required to obtain the consent of any person, including the consent of any party to any contract to which ACC is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

2.5       No Violations. The execution and delivery of the agreement by ACC and the performance of its obligations hereunder do not: (i) violate any provision of ACC’s organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien on any of the properties or assets of ACC under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which ACC is a party or by which any properties or assets of ACC are bound; or (iii) to ACC’s knowledge, contravene, conflict with, or violate any law or order to which it is subject.

2.6        Accredited Investors. To ACC’s knowledge, all of ACC’s shareholders are “accredited investors” as that term is defined by Rule 501(a) of Regulation D, as promulgated under the Securities Act of 1933, as amended.

ARTICLE III
ADIAL representations

Adial represents to ACC as of the date of this Agreement and as of the Closing Date as follows:

3.1       Organization and Good Standing. Adial is validly existing, and in good standing under the laws of the State of Delaware, with all power and authority necessary to own or use its assets and conduct its businesses as it is now being conducted. Adial is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on: (i) its ability to perform its obligations under this Agreement or (ii) its assets, financial position, or results of operations.

3.2       Authority. Adial has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Execution and delivery of this Agreement and performance by Adial of its obligations hereunder have been duly authorized by the shareholders and board of directors of Adial and no other proceedings on the part of either is necessary with respect thereto.

3.3       Enforceability. This Agreement constitutes the valid and binding obligation of Adial, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

3.4       Consents. Adial is not required to obtain the consent of any person, including the consent of any party to any contract to which either is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

3.5       No Violations. The execution and delivery of the agreement by Adial and the performance of its obligations hereunder does not: (i) violate any provision of its organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien on any of the properties or assets of either under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which either is a party or by which any properties or assets of either is bound; or (iii) to Adial’s knowledge, contravene, conflict with, or violate any law or order to which it is subject.

3.6       Capitalization. The authorized capital stock of Adial consists of 55,000,000 shares of common stock, $0.001 par value, of which 100 shares are issued and outstanding (the “Outstanding Shares”) and 5,000,000 shares of preferred stock, $0.0001 par value, of which no shares are issued and outstanding. All of the shares of common stock outstanding of Adial have been duly authorized and validly issued and are fully paid and non-assessable. There are no securities of Adial outstanding that contain anti-dilution or similar provisions that will be triggered by the Merger. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon Adial for the purchase or acquisition of any shares of its capital stock of either. There are no agreements for the registration of any outstanding shares of capital stock of Adial.

3.7       Liabilities.  Adial has no debts, liabilities or obligations and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Adial or otherwise related to its business that may survive the Merger.

3.8        Litigation. There are no actions, suits, proceedings or investigations (including any purportedly on behalf of the ) pending or threatened against or affecting the businesses or properties of Adial whether at law or in equity or admiralty or before or by any governmental department, commission, board, agency, court or instrumentality, domestic or foreign; nor is the operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign. No written inquiries or oral inquiries have been made directly to Adial by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Adial to undertake a course of action which would involve any expense. No filings have been made by any present or former employee of any of Adial with the Equal Employment Opportunity Commission or any governmental agency, asserting any claim based on alleged race, gender (including, without limitation, sexual harassment), age or other type of discrimination on the part of Adial.

3.9        Enforceability. This Agreement constitutes the valid and binding agreement of Adial, enforceable against Adial in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

ARTICLE IV

the closing

4.1       Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at Gracin & Marlow, LLP in New York, New York at 10:00 A.M. on _______, 2017 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).

ARTICLE V
Miscellaneous

5.1       Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to: (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.

5.2       Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.

5.3       Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

5.4       Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

5.5       Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

5.6       Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

5.7       Further Assurances. Each of ACC and Adial shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.

5.8       References to Time. All references to a time of day in this Agreement are references to the time in the State of New York.

5.9       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

5.10     Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

5.11     No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. The undersigned are signing this Agreement on the date stated in the introductory clause.

APL CONVERSION CORP.,
a Virginia corporation

By:
	Name:	William Stilley
	Title:	President

ADIAL PHARMACEUTICALS, INC.,
a Delaware corporation

By:
	Name:	William Stilley
	Title:	President

EXHIBIT A

Certificates of Merger